Filed Pursuant To Rule 433

Registration No. 333-209926

October 17, 2016

SPDR® ETF Options Report

September 2016

Ticker	Name	20 Day Average ETF Volume	20 Day Average Total Option Volume	20 Day Average Call Option Volume	20 Day Average Put Option Volume	Total Open Interest (Call)	Total Open Interest (Put)	Options Available
SPY	SPDR S&P 500 ETF Trust	113,666,056	2,898,863	1,112,700	1,786,163	8,076,354	15,392,890	Y
XLF	Financial Select Sector SPDR Fund	54,047,260	106,023	47,017	59,006	918,226	1,465,567	Y
XOP	SPDR S&P Oil & Gas Exploration & Production ETF	20,551,998	119,252	45,777	73,475	611,517	1,063,641	Y
XLE	Energy Select Sector SPDR Fund	19,281,182	77,867	37,347	40,520	488,725	718,596	Y
XLU	Utilities Select Sector SPDR Fund	17,777,830	53,113	17,857	35,256	292,916	574,886	Y
XLP	Consumer Staples Select Sector SPDR Fund	15,429,914	39,405	6,793	32,612	149,969	456,149	Y
XLI	Industrial Select Sector SPDR Fund	12,131,713	18,932	4,396	14,536	98,861	249,682	Y
JNK	SPDR Barclays High Yield Bond ETF	12,018,806	5,560	4,452	1,108	61,588	70,904	Y
XLK	Technology Select Sector SPDR Fund	11,614,094	15,470	10,097	5,373	151,142	130,357	Y
GLD	SPDR Gold Shares	10,388,376	239,847	167,982	71,865	3,323,469	976,581	Y
XLV	Health Care Select Sector SPDR Fund	8,738,876	13,899	4,885	9,014	181,433	204,951	Y
XLY	Consumer Discretionary Select Sector SPDR Fund	6,109,486	12,717	5,286	7,431	176,951	272,713	Y
XBI	SPDR S&P Biotech ETF	5,636,834	24,072	9,442	14,630	159,537	239,285	Y
XLB	Materials Select Sector SPDR Fund	5,617,936	12,075	1,348	10,727	44,839	145,567	Y
KRE	SPDR S&P Regional Banking ETF	5,475,627	9,949	5,316	4,633	78,019	88,939	Y
XME	SPDR S&P Metals & Mining ETF	5,154,953	21,131	8,837	12,294	117,220	202,389	Y
XRT	SPDR S&P Retail ETF	3,811,712	21,327	6,289	15,038	108,706	173,537	Y
DIA	SPDR Dow Jones Industrial Average ETF Trust	3,748,938	30,586	13,269	17,317	245,884	199,663	Y
KBE	SPDR S&P Bank ETF	3,303,386	2,439	2,050	389	29,302	16,912	Y
XLRE	Real Estate Select Sector SPDR Fund	3,187,155	99	75	24	363	417	Y
XHB	SPDR S&P Homebuilders ETF	2,630,362	14,526	1,129	13,397	38,872	82,016	Y
FEZ	SPDR EURO STOXX 50 ETF	2,060,601	3,022	1,655	1,367	53,996	45,338	Y
SJNK	SPDR Barclays Short Term High Yield Bond ETF	1,687,466	5	2	3	163	62	Y
MDY	SPDR S&P MidCap 400 ETF Trust	1,372,991	2,011	1,109	902	51,768	31,168	Y
BIL	SPDR Barclays 1–3 Month T-Bill	1,034,867	1	—	1	—	—	Y
SDY	SPDR S&P Dividend ETF	941,290	422	89	333	5,108	3,984	Y
CWB	SPDR Barclays Convertible Securities ETF	779,874	11	2	9	149	280	Y

Source: Bloomberg as of 10/5/2016.

STATE STREET
GLOBAL ADVISORS.
SPDR®

SPDR® ETF Options Report

Ticker	Name	20 Day Average ETF Volume	20 Day Average Total Option Volume	20 Day Average Call Option Volume	20 Day Average Put Option Volume	Total Open Interest (Call)	Total Open Interest (Put)	Options Available
RWX	SPDR Dow Jones International Real Estate ETF	654,375	2	1	1	117	6	Y
BWX	SPDR Barclays International Treasury Bond ETF	594,581	20	11	9	1,158	1,744	Y
XES	SPDR S&P Oil & Gas Equipment & Services ETF	382,290	43	31	12	9,143	485	Y
RWR	SPDR Dow Jones REIT ETF	342,832	64	28	36	637	827	Y
RWO	SPDR Dow Jones Global Real Estate ETF	263,425	6	5	1	47	18	Y
TFI	SPDR Nuveen Barclays Municipal Bond ETF	199,289	—	—	—	15	—	Y
GNR	SPDR S&P Global Natural Resources ETF	173,365	1	1	—	62	61	Y
XPH	SPDR S&P Pharmaceuticals ETF	134,502	50	31	19	842	541	Y
XLFS	Financial Services Select Sector SPDR Fund	130,168	152	151	1	3,042	12	Y
GWX	SPDR S&P International Small Cap ETF	123,029	1	—	1	—	17	Y
GXC	SPDR S&P China ETF	116,890	6	2	4	81	68	Y
DWX	SPDR S&P International Dividend ETF	106,237	2	2	—	56	4	Y
XSD	SPDR S&P Semiconductor ETF	105,491	7	6	1	73	75	Y
KIE	SPDR S&P Insurance ETF	89,334	50	3	47	128	991	Y
HYMB	SPDR Nuveen S&P High Yield Municipal Bond ETF	84,926	3	1	2	1	40	Y
EWX	SPDR S&P Emerging Markets SmallCap ETF	66,974	16	7	9	165	211	Y

Source: Bloomberg as of 10/5/2016.

State Street Global Advisors

2

SPDR® ETF Options Report
ssga.com | spdrs.com | spdrgoldshares.com
For investment professional use only. Not for use with the public.
State Street Global Advisors, One Lincoln Street, Boston, MA 02111-2900. T: +1 617 664 7727.
Important Risk Information
This material has been created for informational purposes only and does not constitute investment advice and it should not be relied on as such. It does not take into account any investor’s particular investment objectives, strategies, tax status or investment horizon. There is no representation or warranty as to the current accuracy of,
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ETFs trade like stocks, are subject to investment risk, fluctuate in market value and may trade at prices above or
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Because of their narrow focus, sector funds tend to be more volatile than funds that diversify across many sectors
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Select Sector SPDR Funds bear a higher level of risk than more broadly diversified funds. All ETFs are subject to risk, including the possible loss of principal. Sector ETFs products are also subject to sector risk and non-diversification risk, which generally results in greater price fluctuations than the overall market.
Non-diversified funds that focus on a relatively small number of stocks or countries tend to be more volatile than diversified funds and the market as a whole.
Options investing entail a high degree of risk and may not be appropriate for all investors. GLD is not an investment company registered under the Investment Company Act of 1940 (the “1940 Act”) and is not subject to regulation under the Commodity Exchange Act of 1936 (the “CEA”). As a result, shareholders of the Trust do not have the protections associated with ownership of shares in an investment company registered under the 1940 Act or the protections afforded by the CEA.
Investing in commodities entails significant risk and is not appropriate for all investors.
Important Information Relating to SPDR Gold Trust
The SPDR Gold Trust (“GLD®”) has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GLD has filed with the SEC for more complete information about GLD and this offering.
You may get these documents for free by visiting EDGAR on the SEC website at sec.gov or by visiting
spdrgoldshares.com. Alternatively, the Trust will arrange to send you the prospectus if you request it by calling 866.320.4053.
GLD shares trade like stocks, are subject to investment risk and will fluctuate in market value. The value of GLD shares relates directly to the value of the gold held by GLD (less its expenses), and fluctuations in the price of gold could materially and adversely affect an investment in the shares. The price received upon the sale of the shares, which trade at market price, may be more or less than the value of the gold represented by them. GLD does not generate any income, and as GLD regularly sells gold to pay for its ongoing expenses, the amount of gold represented by each Share will decline over time. Investing involves risk, and you could lose money on an investment in GLD.
Please see the GLD prospectus for a detailed discussion of the risks of investing in GLD shares. If this is distributed electronically, the GLD prospectus is available here.
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Distributor State Street Global Markets, LLC, member FINRA, SIPC, a wholly owned subsidiary of State Street
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Before investing, consider the funds’ investment objectives, risks, charges and expenses.
To obtain a prospectus or summary prospectus which contains this and other information, call 866.787.2257 or visit spdrs.com. Read it carefully.
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State Street Global Advisors
SPDR® ETF Options Report
© 2016 State Street Corporation. All Rights Reserved.
ID7811-IBG-21402 1016 Exp. Date: 10/31/2017 SPD001189

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Markets, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.